As filed with the Securities and Exchange Commission on January 15, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

METAVia INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	47-2389984
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

545 Concord Avenue, Suite 210

Cambridge, Massachusetts 02138

(857) 702-9600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hyung Heon Kim

President, Chief Executive Officer and Director

545 Concord Avenue, Suite 210

Cambridge, Massachusetts 02138

(857) 702-9600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Phillip D. Torrence, Esq. Joshua W. Damm, Esq. Honigman LLP 650 Trade Centre Way, Suite 200 Kalamazoo, Michigan 49002 Tel: (269) 337-7700 Fax: (269) 337-7703	Michael F. Nertney, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas 11th Floor New York, New York 10105 Telephone: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (File No. 333-292581)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), MetaVia Inc. (“Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1 (File No. 333-292581) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on January 5, 2026, as amended on January 12, 2026, and which the Commission declared effective on January 15, 2026.

The Registrant is filing this Registration Statement for the sole purpose of registering up to an aggregate amount of $6,900,000 in (i) Class A Units (the “Class A Units”), with each Class A Unit consisting of (A) one share of our common stock, par value $0.001 per share (the “common stock”), (B) 1.5 Series C warrants to purchase 1.5 shares of common stock (each, a “Series C Common Warrant”), and (C) 1.5 Series D warrants to purchase 1.5 shares of common stock (each, a “Series D Common Warrant” and, together with the Series C Common Warrants, the “Common Warrants”); (ii) Class B Units (the “Class B Units”), with each Class B Unit consisting of (A) one pre-funded warrant (each, a “pre-funded warrant”) to purchase one share of common stock, in lieu of shares of common stock, (B) 1.5 Series C Common Warrants, and (C) 1.5 Series D Common Warrants; and (iii) shares of our common stock issuable upon exercise of pre-funded warrants and Common Warrants. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee Table (Exhibit 107) contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Honigman LLP.

23.1	Consent of Independent Registered Public Accounting Firm (BDO USA, P.C.).

23.2	Consent of Honigman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registration Statement on Form S-1 (Registration No. 333-292581)).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on the 15th day of January, 2026.

MetaVia Inc.

By:	/s/ Hyung Heon Kim
Hyung Heon Kim
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Hyung Heon Kim	President, Chief Executive Officer and	January 15, 2026
Hyung Heon Kim	Director (Principal Executive Officer)

/s/ Marshall H. Woodworth	Chief Financial Officer	January 15, 2026
Marshall H. Woodworth	(Principal Financial Officer and Principal Accounting Officer)

*
Andrew I. Koven	Chairman of the Board	January 15, 2026

*
Mark A. Glickman	Director	January 15, 2026

*
Jason L. Groves	Director	January 15, 2026

*
Michael Salsbury	Director	January 15, 2026

*
D. Gordon Strickland	Director	January 15, 2026

*
James P. Tursi, M.D.	Director	January 15, 2026

*By:	/s/ Hyung Heon Kim
Hyung Heon Kim
Attorney-in-Fact

January 15, 2026